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                                                                   Exhibit 3.108

                          CERTIFICATE OF INCORPORATION

                                       OF

                SPECTRUM HEALTHCARE RESOURCES OF DELAWARE, INC.


     FIRST: The name of the corporation is Spectrum Healthcare Resources of Delaware, Inc.

     SECOND: The registered office of the corporation is to be located at 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

     FOURTH: The corporation shall be authorized to issue 1,000 shares all of which are to be of one class and with a par value of $1.00 per share.

     FIFTH: The name and mailing address of the incorporator is as follows:

     Name                     Address
     ----                     -------
     Lilly Dorsa              1101 Market Street
                              Philadelphia, Pennsylvania 19107

     SIXTH: Elections of directors need not be by written ballot.

     SEVENTH: The original by-laws of the corporation shall be adopted by the initial incorporator named herein. Thereafter the Board of Directors shall have the power, in addition to the stockholders, to make, alter, or repeal the by-laws of the corporation.

     EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if
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sanctioned by the court to which the said application has been made, be binding on all creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

     NINTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Corporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

     I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand this 3rd day of November, 1994.


                                        /s/ Lilly Dorsa
                                        --------------------------
                                        Lilly Dorsa
                                        Incorporator